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                                                                     Exhibit 8.1

                      [HOGAN & HARTSON L.L.P. LETTERHEAD]



                                 July 3, 1997

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, P.O. Box 3177
Cedar Rapids, IA 52406-0000

Ladies and Gentlemen:

          This firm has acted as special counsel to McLeodUSA Incorporated, a Delaware corporation (the "Company"), in connection with the proposed exchange (the "Exchange") by the Company of an aggregate of $500,000,000 principal amount of its 10 1/2% Senior Discount Notes due 2007 which have been registered under the Securities Act of 1933, as amended (the "Act") for an equal principal amount of its outstanding unregistered 10 1/2% Senior Discount Notes due 2007.

          For purposes of this opinion letter, we have examined the Registration Statement on Form S-4 (Registration No. 333-27647), as amended (the "Registration Statement"), that the Company filed with the Securities and Exchange Commission on the date hereof with respect to the registration of the Exchange Notes under the Act. We also have examined such other materials and have obtained such additional information as we have deemed relevant and necessary. In such examination, we have assumed the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount, all as in effect and existing on the date hereof (collectively, "federal tax laws"). We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to and limited by the foregoing and subject to the qualifications, limitations and exceptions contained in the Prospectus forming a
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McLeodUSA Incorporated
July 3, 1997
Page 2


part of the Registration Statement (the "Prospectus"), we are of the opinion that the information in the Prospectus under the caption "Certain United States Federal Income Tax Consequences" and in the first paragraph under the caption "Risk Factors -- Original Issue Discount; Possible Unfavorable Tax and Other Legal Consequences for Holders of Notes and the Company," to the extent that such information constitutes matters of law or legal conclusions or purports to describe certain provisions of the federal tax laws, has been reviewed by us and is a correct summary in all material respects of the matters discussed therein.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "Legal Matters" and "Certain United States Federal Income Tax Consequences" in the Prospectus which is a part thereof. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Act.


                                  Very truly yours,


                                  HOGAN & HARTSON L.L.P.